UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2011

Santander Holdings USA, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-16581	23-2453088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 State Street, Boston, Massachusetts		02109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 346-7200

n/a
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Investment Agreements

On October 20, 2011, Santander Holdings USA, Inc. (“SHUSA”) and Santander Consumer USA Inc. (“SCUSA”), a majority-owned subsidiary of SHUSA, entered into an investment agreement (the “New Investor Investment Agreement”) with Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership (“Auto Finance Holdings”), jointly owned by investment funds affiliated with Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P. (collectively, the “New Investors”).  Pursuant to the terms of the New Investor Investment Agreement, Auto Finance Holdings has agreed to purchase, and SCUSA has agreed to issue to Auto Finance Holdings, an aggregate number of shares of SCUSA common stock representing 25.0% of the total number of issued and outstanding shares of SCUSA common stock as of the closing of the transaction (the “New Investor Investment”), for an aggregate purchase price of $1 billion.

Also on October 20, 2011, SCUSA entered into an investment agreement (the “Dundon Investment Agreement” and together with the New Investor Investment Agreement, the “Investment Agreements”) with Dundon DFS LLC, a Delaware limited liability company (“Dundon DFS”) affiliated with Thomas G. Dundon, the Chief Executive Officer of SCUSA.   Pursuant to the terms of the Dundon Investment Agreement, Dundon DFS has agreed to purchase, and SCUSA has agreed to issue to Dundon DFS, an aggregate number of additional shares of SCUSA common stock so that Dundon DFS will hold 10% of the total number of issued and outstanding shares of SCUSA common stock as of the closing of the transaction for aggregate consideration of approximately $150 million (the “Dundon Investment” and, together with the New Investor Investment, the “Investments”).

Upon the consummation of the Investments, SHUSA, the New Investors (KKR, Warburg Pincus and Centerbridge Partners indirectly through Auto Finance Holdings) and Mr. Dundon (indirectly through Dundon DFS) will own 65%, 25% and 10% of the common stock of SCUSA, respectively.  SHUSA and Dundon DFS currently own 91.5% and 8.5% of the common stock of SCUSA, respectively.

The consummation of the Investments is subject to customary closing conditions, including receipt of Hart-Scott-Rodino Antitrust Improvements Act clearance and receipt of various state approvals and permits.  Subject to the satisfaction of these conditions, the parties expect the Investments to be consummated by the end of the fourth quarter of 2011.  Following the consummation of the Investments, in the event that SCUSA did not have tangible common equity, after giving effect to the Investments and other adjustments, of at least $1.99 billion at October 31, 2011, SHUSA will be required to make a cash capital contribution to SCUSA such that at October 31, 2011 SCUSA’s actual tangible common equity, after giving effect to the Investments and other adjustments, would have been $1.99 billion.

Shareholders Agreement

Upon the consummation of the Investments, SHUSA, SCUSA, Auto Financing Holdings, Dundon DFS, Thomas G. Dundon and Banco Santander, S.A. will enter into a shareholders agreement (the “Shareholders Agreement”), the terms and conditions of which have already been agreed.  The Shareholders Agreement will provide each of SHUSA, Dundon DFS and Auto Finance Holdings with certain board representation, governance, registration and other rights with respect to their ownership interests in SCUSA.

Pursuant to the Shareholders Agreement, depending on SCUSA’s performance during 2014 and 2015, if SCUSA exceeds certain performance targets, SCUSA may be required to make an adjustment of up to $595 million in favor of SHUSA. If SCUSA does not meet such performance targets during 2014 and 2015, SCUSA may be required to make an adjustment in the purchase price of the shares issued to Auto Finance Holdings of up to the same amount.

The Shareholders Agreement also provides that each of Auto Finance Holdings and Dundon DFS will have the right to sell, and SHUSA will be required to purchase, their respective shares of SCUSA common stock, at its then fair market value, and Auto Finance Holdings and Dundon DFS, if applicable, will receive the payment referred to above at that time (i) at the fourth, fifth and seventh anniversaries of the closing of the Investments, unless an initial public offering of SCUSA common stock has been previously consummated or (ii) in the event there is a deadlock with respect to certain specified matters which require the approval of the board of directors or shareholders of SCUSA.

The foregoing descriptions of the Investment Agreements and the Shareholders Agreement are included to provide you with information regarding their terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of such agreements which will be subsequently filed by SHUSA with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER HOLDINGS USA, INC.

Dated: October 20, 2011	By:	/s/ Christopher K. Pfirrman
Name: Christopher K. Pfirrman
Title: Assistant Secretary